Exhibit 99.1

Analyst/Investors please contact:
Tom Kampfer, Iomega Corporation, (858) 314-7188

Media please contact:
Chris Romoser, Iomega Corporation, (858) 314-7148 romoser@iomega.com

IOMEGA CORPORATION APPOINTS THOMAS LIGUORI
AS CHIEF FINANCIAL OFFICER

SAN DIEGO, February 22, 2005- Iomega Corporation (NYSE: IOM), a global leader in data storage solutions, appointed Thomas Liguori as its vice president, finance, and chief financial officer, effective February 21, 2005.

Liguori is a veteran financial executive with over 20 years of financial, accounting and management experience, most recently as chief financial officer at Channell Commercial Corporation, a global enterprise that designs, manufactures and distributes equipment and components for the telecommunications industry.

“I am very pleased to be announcing the addition of Thomas Liguori as Iomega’s new chief financial officer,” said Werner Heid, president and CEO, Iomega Corporation. “Thomas has a strong background in the leadership of finance organizations for global businesses. We looked at several excellent candidates for our CFO position but Thomas’ solid international and high-tech experience, his prior public company experience and his outstanding reputation will be an asset as we build the future of Iomega. I also want to thank Tom Kampfer, Iomega’s general counsel and executive vice president in charge of professional products, for his outstanding work as interim chief financial officer.”

Liguori’s career includes extensive financial experience domestically and internationally in a variety of industries. At Channell, Liguori was responsible for all aspects of the corporate finance function for domestic and international operations, including strategic planning, financial/SEC reporting, investor relations, treasury, tax, information technology, legal affairs, and mergers and acquisitions. Prior to his five years with Channell, Liguori was with Dole Food Company, where he last served as vice president of finance and as chief financial officer of Dole Europe in Paris, France. From 1980 to 1996, Liguori held various financial managerial and executive positions with Teledyne, Inc., Deloitte & Touche and Honeywell.

“I am very pleased to be joining Iomega,” said Liguori. “Iomega has tremendous opportunities to take advantage of the expanding data storage market with its globally recognized brand, many new products and focused organization. I am looking forward to working with Werner and the rest of his team to achieve the goal of growing Iomega as a premier provider of easy to use data storage solutions for consumers and small and medium-sized businesses.”

About Iomega

Iomega Corporation provides easy-to-use, high value storage solutions to help people protect, secure, capture and share their valuable digital information. Iomega’s award-winning storage products include the new Iomega® REV™ 35GB drive; popular Zip® 100MB, 250MB and 750MB drives; new high-performance Iomega external hard drives; Iomega Mini USB drives and Micro Mini™ USB drives; Iomega external CD-RW drives; Iomega Super DVD drives and the QuikTouch™ DVD Video Burner; and Iomega floppy USB-powered drives. Iomega simplifies data protection and sharing at home and in the workplace with Iomega Automatic Backup software, Iomega Sync software, HotBurn® CD-recording software, and Active Disk™ technology. For networks, Iomega NAS servers offer capacities of 160GB to 1.6TB. For unlimited capacity and anytime, anywhere access, Iomega offers iStorage™ secure online storage. Iomega also offers businesses and consumers a comprehensive data recovery services solution for recovering lost data due to hardware failure, file corruption or media damage. The Company can be reached at 1-888-4-IOMEGA (888-446-6342), or on the Web at www.iomega.com.

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Copyright© 2005 Iomega Corporation. All rights reserved. Iomega, Zip, REV, Active Disk, iStorage, Micro Mini, QuikTouch and HotBurn are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.